Exhibit 99.1
FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (724) 741-8570
Investor Relations Contact: Ken Krause - (724) 741-8534
“Breathe Easier. It’s Here.”
MSA’s Next-Generation Breathing Apparatus for Fire Fighters Now Certified as NFPA Compliant
PITTSBURGH, November 21, 2014 - MSA Safety Incorporated (NYSE: MSA), today announced that its long awaited G1 Self-Contained Breathing Apparatus (SCBA) has received U.S. government approval from the National Institute for Occupational Safety and Health (NIOSH) and certification from the Safety Equipment Institute (SEI) as compliant to the 2013 Edition of the National Fire Protection Association’s (NFPA) 1981 and 1982 performance standards. With these approvals, MSA has the green light to manufacture and sell its G1 SCBA to fire departments who have been waiting for this news for months. Initial G1 SCBA shipments will begin immediately, and full production is scheduled to ramp up over the next two quarters to meet the company’s growing backlog of business.
Unveiled earlier this year at the 86th annual Fire Department Instructor’s Conference in Indianapolis, Ind., the G1 SCBA is the most technologically advanced, streamlined, balanced, and customizable SCBA the company has ever produced. This all-new SCBA platform includes several revolutionary patent-pending features, including the elimination of all electronic components from the facepiece; a “Central Power” feature that powers the entire unit from a single battery compartment; darkness- and smoke-piercing “buddy lights” that provide visible indicators of critical air supply data from any angle; and improved voice amplification communications, all of which come standard on every MSA G1 SCBA.
(more)

“Our commitment to the fire service - When you go in…We go in with you - is more than just words. It’s what drives us,” said William Lambert, MSA President and CEO. “When we designed the G1 SCBA, we were guided by a single mission: To design and develop the most advanced, intelligent and user-friendly breathing apparatus the fire service has ever seen. We listened closely to our customers, and we solicited a tremendous amount of feedback from firefighters around the world. We refined our concepts over 5-years and used that feedback from firefighters to get us to this day - the formal launch of the MSA G1 SCBA.”
With 14 patents pending, the G1 SCBA was built with cutting-edge technology and is designed to meet the needs of future firefighters. Providing more functionality than ever before, the G1 Control Module - the “brain” of the system - has both dual analog and color digital LCD displays, making certain that important status indicators are available at all times. Additionally, the G1 SCBA was built with integrated technology for future expansion, including the use of Bluetooth, RFID and Near Field Communication (NFC).
With the NFPA certification process now complete, Mr. Lambert said the company has the green light to begin shipping and ramp-up its manufacturing processes for the new SCBA. “All of us at MSA, and the market in general, have been anxiously awaiting this news. With this major step accomplished we can focus our efforts on achieving a smooth and rapid transition from testing and certification to serial production, while our sales team can concentrate on what they do best - demonstrating the remarkable advancements of this revolutionary SCBA,” Mr. Lambert said.

(more)

While the G1 SCBA is the company’s second breathing apparatus to be certified as meeting this newest edition of the NFPA standard (the company’s FireHawk M7XT Air Mask received certification in March), it is the first device of its kind - from a features and technology perspective - to be certified as compliant. Receiving certification of the G1 SCBA now provides fire departments with two options when choosing SCBA. Both units will be produced at MSA’s Murrysville facility located just outside of Pittsburgh, Pa.
“Firefighters are the first ones to run into a burning building when everyone else is running out, and our goal is to develop and provide these brave men and women with the most advanced safety equipment that helps protect them when their lives are on the line,” continued Mr. Lambert. “As we will soon conclude our 100th year in business, it seems only fitting that we launch the all-new G1 and celebrate this significant milestone with the same spirit of innovation and passion to protect life held by our company’s founders a century ago.”
About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life‐threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining, and the military. The company’s core products include self‐contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, head protection products and fall protection devices. With 2013 revenues of $1.1 billion, MSA employs approximately 5,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information, visit MSA’s website at www.MSAsafety.com.

# # #